Exhibit 10.7
____________, 2005
I-Bankers Securities Incorporated
1560 East Southlake Boulevard, Suite 232
Southlake, TX 76092
     Re:      Community Bankers Acquisition Corp.
Gentlemen:
     This letter will confirm the agreement of Gary A. Simanson and David Zalman, on the one hand (the “Stockholders”), and I-Bankers Securities Incorporated, Newbridge Securities Corp. and Legend Merchant Group, Inc. (collectively, the “Representatives”), on the other hand with respect to the purchase of certain warrants to purchase common stock (“Warrants”) of Community Bankers Acquisition Corp. (the “Company”) included in the units (comprised of one share of common stock and one warrant to purchase common stock) being sold in the Company’s initial public offering (“IPO”) upon the terms and conditions set forth herein. The shares of Common Stock and Warrants will not be separately tradable until 90 days after the effective date of the Company’s IPO, unless the Representatives inform the Company of its decision to allow earlier separate trading.
     1. The Stockholders and the Representatives agree that this letter agreement constitutes an irrevocable order for the purchase within the 20 trading-day period commencing on the date separate trading of the Warrants commences of the following Warrants:
     (a) for the account of the Representatives up to 500,000 Warrants (the “Representatives’ Maximum Warrant Purchase”) at market prices not to exceed $1.20 per Warrant; and
     (b) for the account of the Stockholders up to 1,000,000 Warrants (the “Stockholders’ Maximum Warrant Purchase”) at market prices not to exceed $1.20 per Warrant.
     The foregoing agreement of the Stockholders and the Representatives is subject, however, to the following:
     (a) The Representatives (or such other broker dealer(s) to whom the Representatives may assign the order from time to time) agrees to fill such orders in such amounts and at such times as the Representatives may determine, in their sole discretion, provided, however, that the initial 50,000 Warrants shall be purchased for the account of the Stockholders, the next 50,000 Warrants shall be purchased for the account of the Representatives, or their designees in the event that the Representatives are precluded at the time from lawfully doing so, and alternating in 50,000 Warrant increments during such 20 trading day period until each of the Representatives’ Maximum Warrant Purchase and the Stockholders’ Maximum

Warrant Purchase, respectively, are fulfilled; provided, however, nothing contained herein shall require the Stockholders to fulfill the purchase obligation of the Representatives in the event that the Representatives are unable to purchase any of the Warrants subject to the Representatives’ Maximum Warrant Purchase; and further provided that, other than the initial order, no orders to purchase Warrants for the account of either party shall be filled unless and until the other party or its Designee (as defined below) has purchased the 50,000 Warrant increment that the other party is obligated to purchase prior to each alternating purchase by such party.
     (b) The Representatives further agree that neither they nor any broker dealer(s) to whom the Representatives may assign any such order from time to time will charge the Stockholders any fees and/or commissions with respect to such purchase(s); and
     (c) The Stockholders may notify the Representatives that all or part of the Stockholders’ Maximum Warrant Purchase will be made by Community Bankers Acquisition, LLC or another person or entity introduced to the Representatives by the Stockholders (a “Designee”), who (or which) has an account with one of the Representatives, and, in such event, the Representatives will make such purchase on behalf of said Designee; provided, however, the Stockholders hereby agree to make immediate payment of the purchase price of any such purchase by their Designee in the event that their Designee fails to make such payment, provided that the Warrants thereupon purchased on behalf of the Designee are transferred as soon as practicable thereafter to the account of the Stockholders.
     2. As of the date hereof, each Stockholder represents and warrants that he is not aware of any material nonpublic information concerning the Company or any securities of the Company and is entering into this agreement in good faith and not as part of a plan or scheme to evade the prohibitions of Rules 10b-5 and 10b5-1 promulgated under the Securities Exchange Act of 1934. The Stockholders agree that, while this agreement is in effect, the Stockholders shall comply with the prohibition set forth in Rule 10b5-1(c)(1)(i)(C) against entering into or altering a corresponding or hedging transaction or position with respect to the Company’s securities. Each Stockholder further agrees that neither he nor his agents or representatives shall, directly or indirect, communicate any material nonpublic information relating to the Company or the Company’s securities to any officer, director or employee of the Representatives. The Stockholders do not have, and shall not attempt to exercise, any influence over how, when or whether to effect purchases of Warrants pursuant to this agreement. The Stockholders and the Representatives each agree that in no event shall any purchase of Warrants be made pursuant to this agreement that, in the opinion of counsel for either the Stockholders or the Representatives, would be in violation of Rules 10b-5 and 10b5-l or Regulation M.
     3. The Stockholders and the Representatives each agree that he or they and, in the event any such purchase of Warrants is made by or on behalf of a Designee, the Designee, as the case may be, shall not sell or transfer the Warrants acquired pursuant to this agreement until the earlier of the consummation by the Company of a merger, capital stock exchange, asset acquisition or other similar business combination and acknowledges that the certificates for such Warrants shall contain a legend indicating such restriction on transferability provided, however, nothing contained herein shall preclude a sale or transfer (i) by gift to the immediate family of a member of any Stockholder or to a trust, the beneficiary of which is any Stockholder or a person in the immediate family of such Stockholder, (ii) by virtue of the laws of descent and distribution upon death of any Stockholder, (iii) pursuant to a qualified domestic relations order, or (iv) pursuant to a transfer of record ownership whereby there is no change in beneficial ownership; provided further, however, that such permissive transfers may be implemented only upon the respective transferee’s written agreement to be bound by the terms and conditions of this agreement.
     4. This agreement shall for all purposes be deemed to be made under and shall be construed in accordance with the laws of the State of Delaware. This agreement contains the entire agreement and understanding of the parties hereto with respect to the subject matter hereof. This agreement or any provision hereof may only be changed, amended or modified by a writing signed by each of the parties hereto.

Very truly yours,

Gary A. Simanson

David Zalman

AGREED: I-Bankers Securities Incorporated
By:
Shelley Gluck, Chief Financial Officer

Newbridge Securities Corp.
By:

Legend Merchant Group, Inc.
By:

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